Exhibit 14.2

POLICY OF THE AUDIT COMMITTEE OF UNITED INDUSTRIES

CORPORATION ON EMPLOYEE COMPLAINT PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS

Any employee of the Company may submit a good faith complaint regarding accounting or auditing matters to the management of the Company without fear of dismissal or retaliation of any kind.  The Company is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices.  The Company’s Audit Committee will oversee treatment of employee concerns in this area.

In order to facilitate the reporting of employee complaints, the Company’s Audit Committee has established the following procedures for (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (“Accounting Matters”) and (2) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Receipt of Employee Complaints

•                       Employees with concerns regarding Accounting Matters may report their concerns on a confidential and/or anonymous basis.  Such reports may be directed to the Chairman of the Audit Committee, the General Counsel of the Company or another person designated by the Committee.  They may also be directed to an anonymous 800-number “hotline” administered by a third party or a similar anonymous reporting location (such as a Post Office Box) where concerns may be reported.

•                       Upon receipt of a complaint, the Chairman of the Audit Committee and the General Counsel of the Company will determine whether the complaint actually pertains to Accounting Matters, which include, without limitation, the following:

•                        fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

•                        fraud or deliberate error in the recording and maintaining of financial records of the Company;

•                        a deficiency in or noncompliance with the Company’s internal accounting controls;

•                        a misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

•                        a deviation from full and fair reporting of the Company’s financial condition.

Treatment of Complaints

•                       If the Chairman of the Audit Committee and the General Counsel of the Company determines that a complaint relates to an Accounting Matter, Chairman of the Audit Committee or the General Counsel of the Company will contact the Company’s Chief Financial Officer, outside auditor, outside legal counsel or such other persons deemed appropriate to investigate the matter (the “Investigation Team”), provided, however, that the Investigation Team shall not include any person whose conduct is the subject of the complaint, unless the Audit Committee and the General Counsel of the Company conclude that that person’s participation on the Investigation Team is necessary.  The Investigation Team (which shall consist of Chairman of the Audit Committee or the General Counsel of the Company and at least one other person) will make an initial assessment of the validity of the complaint and a preliminary investigation of the complaint, and report its preliminary investigation findings to the Chairman of the Audit Committee if the Chairman is not a member of the Investigation Team.

•                       If, based on its preliminary investigation, the Investigation Team determines that the complaint has or may have any merit, the Investigation Team will report the complaint, the results of its preliminary investigation and a recommended course of action to the full Audit Committee.

•                       The Audit Committee will then determine an appropriate course of action to be taken to investigate the complaint.  Investigations will be conducted under Audit Committee direction and oversight by the Investigation Team or such other persons as the Audit Committee determines to be appropriate.  Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.  The Audit Committee may (but is not required to) engage outside counsel or other advisors, at the Company’s expense, in such investigation.  Such counsel may be the Company’s regular outside corporate counsel or another firm selected by the Audit Committee.

•                       Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

•                       The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful action of such employee with respect to good faith reporting of complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

Retention of Complaints and Investigations

•                       The Audit Committee will cause to be maintained a log of all complaints, tracking their receipt, investigation and resolution.  Copies of complaints and such log will be maintained in accordance with the Company’s document retention policy.

Communication of the Policy

•                  This policy shall be communicated to the employees of the Company and, to the extent required by law, published on the public web page maintained by the Company.

(Adopted ___________, 2004)